Exhibit 4.23

MEMORANDUM OF AGREEMENT	Norwegian Shipbrokers’ Association’s Memorandum of Agreement for sale and purchase of ships. Adopted by BIMCO in 1956. Code-name SALEFORM 2012 Revised 1966, 1983 and 1986/87, 1993 and 2012

	Dated: [●]	1

	[●] of [●] ~~(Name of sellers),~~ hereinafter called the “Sellers”, have agreed to sell, and	2

	[●] of [●] ~~(Name of buyers),~~ hereinafter called the “Buyers” have agreed to buy:	3

	Name of vessel: [●]	4

	IMO Number: [●]	5

	Classification Society: [●]	6

	Class Notation: [●]	7

	Year of Build: [●] Builder/Yard: [●]	8

	Flag: [●] Place of Registration: [●] GT/NT: [●]	9

	hereinafter called the “Vessel”, on the following terms and conditions:	10

	Definitions	11
“Banking Days" are days on which banks are open both in the country of the currency stipulated for the Purchase Price in Clause 1(Purchase Price) and in the place of closing stipulated in Clause 8
(Documentation) ~~and~~ [●] ~~(add additional jurisdictions as appropriate)]~~.
		12 13 14

	“Buyers’ Nominated Flag State” means [●] (state flag state).	15

	“Class" means the class notation referred to above.	16

	“Classification Society" means the Society referred to above.	17

	"Deposit" shall have the meaning given in Clause 2(Deposit)	18

	~~“Deposit Holder~~” ~~means (state name and location of Deposit Holder) or, if left blank, the Sellers’ Bank, which shall  hold and release the Deposit in accordance with this Agreement.~~	19 20

	“In writing" or "written" means a letter handed over from the Sellers to the Buyers or vice versa, a registered letter, e-mail ~~or telefax~~.	21 22

	“Parties” means the Sellers and the Buyers.	23

	“Purchase Price” means the price for the Vessel as stated in Clause 1(Purchase Price).	24

	“Sellers’ Account” means [●] ~~(state details of bank account)~~ at the Sellers’ Bank.	25

“Sellers’ Bank” means [●] ~~(state name of bank, branch and details) or, if left blank, the bank~~ notified by the Sellers to the Buyers for receipt of the [Deposit and the Balance Funds] / [balance of the Purchase Price].
		26 27

1.	Purchase Price	28
	The Purchase Price is USD [●] (United States Dollars [●] Only ) (state currency and amount both in words and figures).	29

2.
Deposit
As security for the correct fulfilment of this Agreement the Buyers shall ~~lodge~~ pay a deposit of [●]% ([●] per cent) ~~or, if left blank,10% (ten per cent)~~, of the Purchase Price (the
“Deposit”) in the Sellers’ Account ~~an interest bearing account for the Parties with the Deposit Holder~~ within three (3) Banking Days after the date that:
		30 31 32 33 34

	(i) this Agreement has been signed by ~~the~~ both Parties and exchanged in original or by e-mail ~~or telefax~~; and (ii) [~~the Deposit Holder has confirmed in writing to the Parties that the account has been~~	35 36

~~opened,]~~ / [all subjects have been lifted.]

The Deposit shall be released in accordance with joint written instructions of the Parties,.

~~Interest, if any, shall be credited to the Buyers. Any fee charged for holding and releasing the~~
~~Deposit shall be borne equally by the Parties. The Parties shall provide to the Deposit Holder~~
~~all necessary documentation to open and maintain the account without delay.~~
		37 38 39 40 41 42

3.	Payment	43
	On delivery of the Vessel, but not later than three (3) Banking Days after the date that Notice of Readiness, has been given in accordance with Clause 5 (Time and place of delivery and notices):	44 45 46

	~~(i) the Deposit shall be released to the Sellers; and~~	47

(ii) the balance of the Purchase Price and all other sums payable on delivery by the Buyers to the Sellers under this Agreement (the “Balance Funds”) shall be paid in full free of bank charges to the Sellers’
Account[. The Balance Funds shall be remitted by the Buyers or on their behalf, by conditional payment with SWIFT message MT199 (together with MT103) to the order of the Buyers directly to the
Sellers’ Bank not later than one (1) Banking Day prior to the expected date of delivery of the Vessel.
The Balance Funds shall be released in accordance with the wording of the MT199 upon presentation to the remitting bank of the timed and signed Protocol of Delivery and Acceptance of the Vessel (the
“PODA”) by the Sellers and the Buyers. The PODA shall be timed, signed and released upon presentation to the closing meeting of the Certificate of Ownership and Encumbrances of the Sellers
evidencing that the Vessel is free of encumbrances.] / [upon dating and signing the Protocol of
Delivery and Acceptance of the Vessel (the “PODA”) by the Sellers and the Buyers. The untimed
PODA shall be deemed tabled but not yet released to the Buyers. The PODA shall be timed and released to the Buyers upon provision by them to the Sellers of a SWIFT copy evidencing the remittance of the Balance Funds in the Sellers’ Account.]

The Buyers undertake to provide the Sellers’ Bank with all required KYC and source of funding documentation [for themselves and/or any other entity remitting any funds on their behalf under this
Agreement] in time and to the satisfaction of Sellers’ Bank so that the payment is accepted.

		48 49 50

4.	Inspection	51

(a)* The Buyers have waived their right to inspect the Vessel but have inspected and accepted the
Vessel's classification records~~. The Buyers have also inspected the Vessel at/in ______(state place) on~~
 ~~______(state date) and have accepted the Vessel following this inspection~~ and therefore, the sale is outright and definite, subject only to the terms and conditions of this Agreement.
		52 53 54 55

	~~(b)* The Buyers shall have the right to inspect the Vessel's classification records and declare whether same are accepted or not within (state date/period).~~	56 57

	~~The Sellers shall make the Vessel available for inspection at/in (state place/range) within (state date/period).~~	58 59

	~~The Buyers shall undertake the inspection without undue delay to the Vessel. Should the Buyers cause undue delay they shall compensate the Sellers for the losses thereby incurred.~~	60 61

	~~The Buyers shall inspect the Vessel without opening up and without cost to the Sellers.~~	62

	~~During the inspection, the Vessel's deck and engine log books shall be made available for examination by the Buyers.~~	63 64

~~The sale shall become outright and definite, subject only to the terms and conditions of this~~
~~Agreement, provided that the Sellers receive written notice of acceptance of the Vessel from~~
~~the Buyers within seventy-two (72) hours after completion of such inspection or after the~~
~~date/last day of the period stated in [Line 59], whichever is earlier.~~
		65 66 67 68

~~Should the Buyers fail to undertake the inspection as scheduled and/or notice of acceptance of~~
~~the Vessel's classification records and/or of the Vessel not be received by the Sellers as~~
~~aforesaid, the Deposit together with interest earned, if any, shall be released immediately to the~~
~~Buyers, whereafter this Agreement shall be null and void.~~
		69 70 71 72

	*4 (a) and 4(b) are alternatives; delete whichever is not applicable. In the absence of deletions, alternative 4 (a) to apply.	73 74

5.	Time and place of delivery and notices	75

(a) [The Vessel shall be delivered and taken over safely afloat at a safe and accessible berth or anchorage ~~at/in~~ worldwide in accordance with the trading schedule of the Vessel (state place/range) in the Sellers' option declarable latest with 7 (seven) days delivery notice.] / [The Vessel shall be delivered and taken over safely afloat at a safe and accessible berth or anchorage at~~/in~~ [●] range or [●] range , in accordance with redelivery range under the current charterparty (state place/range) in the Sellers' option.
 Vessel shall be delivered to Buyers after current voyage has been completed.]
		76 77

	Notice of Readiness shall not be tendered before: [●] (date)	78

	Cancelling Date (see Clauses 5(c), 6 (a)(i), 6 (a) (iii)and 14): [●]	79

(b) The Sellers shall keep the Buyers well informed of the Vessel's itinerary and shall provide the Buyers with
[twenty (20),] / [fifteen (15),] / [ten (10),] seven (7), five (5) and three (3) days’ approximate notice and one
(1) day definite notice of the date the Sellers intend to tender Notice of Readiness and of the intended place of delivery.
		80 81 82

	When the Vessel is at the place of delivery and physically ready for delivery in accordance with this Agreement, the Sellers shall give the Buyers a written Notice of Readiness for delivery.	83 84

(c) If the Sellers anticipate that, notwithstanding the exercise of due diligence by them, the
Vessel will not be ready for delivery by the Cancelling Date they may notify the Buyers in writing stating the date when they anticipate that the Vessel will be ready for delivery and proposing a new Cancelling Date. Upon receipt of such notification the Buyers shall have the option of either cancelling this Agreement in accordance with Clause 14 (Sellers’ Default) within three (3)
Banking Days of receipt of the notice or of accepting the new date as the new Cancelling Date.
If the Buyers have not declared their option within three (3) Banking Days of receipt of the
Sellers' notification or if the Buyers accept the new date, the date proposed in the Sellers'
notification shall be deemed to be the new Cancelling Date and shall be substituted for the
Cancelling Date stipulated in line 79.
		85 86 87 88 89 90 91 92 93 94

If this Agreement is maintained with the new Cancelling Date all other terms and conditions hereof including those contained in Clauses 5(b) and 5(d) shall remain unaltered and in full force and effect.
		95 96 97

(d) Cancellation, failure to cancel or acceptance of the new Cancelling Date shall be entirely without prejudice to any claim for damages the Buyers may have under Clause 14(Sellers’
Default) for the Vessel not being ready by the original Cancelling Date.
		98 99 100

(e) Should the Vessel become an actual, constructive or compromised total loss before delivery the Deposit together with interest earned, if any, shall be released immediately to the Buyers whereafter this Agreement shall be null and void.
		101 102 103

6.	Drydocking/Divers Inspection	104
	(a)*	105
	(i)
Letter of Undertaking to be provided by the Sellers that the Vessel has not touched bottom during Sellers' ownership.
~~The Buyers shall have the option at their cost and expense to arrange for an underwater~~
~~inspection by a diver approved by the Classification Society prior to the delivery of the~~
~~Vessel. Such option shall be declared latest nine (9) days prior to the Vessel’s intended~~
~~date of readiness for delivery as notified by the Sellers pursuant to Clause 5(b) of this~~
~~Agreement. The Sellers shall at their cost and expense make the Vessel available for~~
~~such inspection. This inspection shall be carried out without undue delay~~, ~~and in the~~
~~presence of a Classification Society surveyor arranged for by the Sellers and paid for by~~
~~the Buyers. The Buyers’ representative(s) shall have the right to be present at the diver’s~~
~~inspection as observer only without interfering with the work or decisions of the~~
~~Classification Society surveyor. The extent of the inspection and the conditions under~~
~~which it is performed shall be to the satisfaction of the Classification Society. If the~~
~~conditions at the place of delivery are unsuitable for such inspection, the Sellers shall at~~
~~their cost and expense make the Vessel available at a suitable alternative place near to~~
~~the delivery port, in which event the Cancelling Date shall be extended by the additional~~
~~time required for such positioning and the subsequent re-positioning. The Sellers may~~
~~not tender Notice of Readiness prior to completion of the underwater inspection.~~
		106 107 108 109 110 111 112 113 114 115 116 117 118 119 120 121

(ii)
~~If the rudder, propeller, bottom or other underwater parts below the deepest load line are~~
~~found broken, damaged or defective so as to affect the Vessel's class, then (1) unless~~
~~repairs can be carried out afloat to the satisfaction of the Classification Society, the~~
~~Sellers shall arrange for the Vessel to be drydocked at their expense for inspection by~~
~~the Classification Society of the Vessel's underwater parts below the deepest load line,~~
~~the extent of the inspection being in accordance with the Classification Society's rules (2)~~
~~such defects shall be made good by the Sellers at their cost and expense to the~~
~~satisfaction of the Classification Society without condition/recommendation** and (3) the~~
		122 123 124 125 126 127 128 129
	~~Sellers shall pay for the underwater inspection and the Classification Society's attendance.~~	130 131

~~Notwithstanding anything to the contrary in this Agreement, if the Classification Society~~
~~do not require the aforementioned defects to be rectified before the next class~~
~~drydocking survey, the Sellers shall be entitled to deliver the Vessel with these defects~~
~~against a deduction from the Purchase Price of the estimated direct cost (of labour and~~
~~materials) of carrying out the repairs to the satisfaction of the Classification Society,~~
~~whereafter the Buyers shall have no further rights whatsoever in respect of the defects~~
~~and/or repairs. The estimated direct cost of the repairs shall be the average of quotes~~
~~for the repair work obtained from two reputable independent shipyards at or in the~~
~~vicinity of the port of delivery, one to be obtained by each of the Parties within two (2)~~
~~Banking Days from the imposition of the condition/recommendation, unless the Parties~~
~~agree otherwise. Should either of the Parties fail to obtain such a quote within the~~
~~stipulated time then the quote duly obtained by the other Party shall be the sole basis~~
~~for the estimate of the direct repair costs. The Sellers may not tender Notice of~~
~~Readiness prior to such estimate having been established.~~
		132 133 134 135 136 137 138 139 140 141 142 143 144 145

(iii)
~~If the Vessel is to be drydocked pursuant to Clause 6(a)(ii) and no suitable dry-docking~~
~~facilities are available at the port of delivery, the Sellers shall take the Vessel to a port~~
~~where suitable drydocking facilities are available, whether within or outside the delivery~~
~~range as per Clause 5(a). Once drydocking has taken place the Sellers shall deliver the~~
~~Vessel at a port within the delivery range as per Clause 5(a) which shall, for the purpose~~
~~of this Clause, become the new port of delivery. In such event the Cancelling Date shall~~
~~be extended by the additional time required for the drydocking and extra steaming, but~~
~~limited to a maximum of fourteen (14) days.~~
		146 147 148 149 150 151 152 153

~~(b) *The Sellers shall place the Vessel in drydock at the port of delivery for inspection by the~~
~~Classification Society of the Vessel's underwater parts below the deepest load line, the extent~~
~~of the inspection being in accordance with the Classification Society's rules. If the rudder,~~
~~propeller, bottom or other underwater parts below the deepest load line are found broken,~~
~~damaged or defective so as to affect the Vessel's class, such defects shall be made good at the~~
~~Sellers' cost and expense to the satisfaction of the Classification Society without~~
~~condition/recommendation*. In such event the Sellers are also to pay for the costs and~~
~~expenses in connection with putting the Vessel in and taking her out of drydock, including the~~
~~drydock dues and the Classification Society's fees. The Sellers shall also pay for these costs~~
~~and expenses if parts of the tailshaft system are condemned or found defective or broken so as~~
 ~~to affect the Vessel’s class. In all other cases, the Buyers shall pay the aforesaid costs~~
~~ad expenses, dues and fees.~~
		154 155 156 157 158 159 160 161 162 163 164 165
~~(c) If the Vessel is drydocked pursuant to Clause 6 (a) (ii) or 6 (b) above~~		166

(i)
~~the Classification Society may require survey of the tailshaft system, the extent of the~~
~~survey being to the satisfaction of the Classification surveyor. If such survey is~~
~~not required by the Classification Society, the Buyers shall have the right to require the tailshaft~~
~~to be drawn and surveyed by the Classification Society, the extent of the survey being in~~
~~accordance with the Classification Society's rules for tailshaft survey and~~
~~consistent with the current stage of the Vessel's survey cycle. The Buyers shall declare~~
~~whether they require the tailshaft to be drawn and surveyed not later than by the~~
~~completion of the inspection by the Classification Society. The drawing and refitting of~~
~~the tailshaft shall be arranged by the Sellers. Should any parts of the tailshaft system be~~
~~condemned or found defective so as to affect the Vessel's class, those parts shall be~~
~~renewed or made good at the Sellers' expense to the satisfaction of the~~
~~Classification Society without condition/recommendation**.~~
		167 168 169 170 171 172 173 174 175 176 177 178

(ii)
~~The costs and expenses relating to the survey of the tailshaft system shall be borne by the~~
~~Buyers unless the Classification Society requires such survey to be carried out or if parts of the~~
 ~~system are condemned or found defective or broken so as to effect the Vessel’s class, in which~~
~~case the Sellers shall pay these costs and expenses.~~

		179 180 181 182

	(iii) ~~The Buyers' representative(s) shall have the right to be present in the drydock, as observers only without interfering with the work or decisions of the Classification Society surveyor.~~	183 184 185

(iv)
~~The Buyers shall have the right to have the underwater parts of the Vessel cleaned~~
~~and painted at their risk, cost and expense without interfering with the Sellers' or the~~
~~Classification Society surveyor's work, if any, and without affecting the Vessel's timely~~
~~delivery. If, however, the Buyers' work in drydock is still in progress when the~~
~~Sellers have completed the work which the Sellers are required to do, the additional~~
~~docking time needed to complete the Buyers' work shall be for the Buyers' risk, cost and~~
~~expense. In the event that the Buyers' work requires such additional time, the Sellers~~
~~may upon completion of the Sellers' work tender Notice of Readiness for delivery whilst~~
~~the Vessel is still in drydock and, notwithstanding Clause~~ 5(a)~~, the Buyers shall be~~
~~obliged to take delivery in accordance with Clause 3 (Payment), whether the Vessel is in~~
~~drydock or not.~~
186 187 188 189 190 191 192 193 194 195 196

	*6 a) and 6 b) are alternatives; delete whichever is not applicable. In the absence of deletions, alternative 6 a) to apply.	197 198

	**Notes or memoranda, if any, in the surveyor's report which are accepted by the Classification Society without condition/recommendation are not to be taken into account	199 200

7.	Spares, bunkers and other items	201

The Sellers shall deliver the Vessel to the Buyers with everything belonging to her on board and on shore. All spare parts and spare equipment ~~including spare tail-end shaft(s) and/or~~
~~spare propeller(s)/propeller blade(s),~~ if any, belonging to the Vessel at the time of ~~inspection~~ signing this
Agreement used or unused, whether on board or not shall become the Buyers' property, but spares on order are excluded. Forwarding charges, if any, shall be for the Buyers' account. The Sellers are not required to replace spare parts ~~including spare tail-end shaft(s) and spare~~
~~propeller(s)/propeller blade(s)~~ which are taken out of spare and used as replacement prior to delivery, but the replaced items shall be the property of the Buyers. Unused stores and provisions shall be included in the sale and be taken over by the Buyers without extra payment.
202 203 204 205 206 207 208 209 210

Library and forms exclusively for use in the Sellers' vessel(s) and captain's, officers’ and crew's personal belongings including the slop chest are excluded from the sale without compensation,
as well as the following additional items:    (include list) - [●]
211 212 213

	Items on board which are on hire or owned by third parties, listed as follows, are excluded from the sale without compensation: (include list) - [●]	214 215

	~~Items on board at the time of inspection which are on hire or owned by third parties, not listed above, shall be  replaced by the Sellers prior to delivery at their cost and expense.~~	216 217

[Following the Vessel’s delivery to them, the Buyers shall charter out the Vessel to her current charterers [●] (the ‘Charterers’) in accordance with a new charter agreement negotiated between them and the Charterers. No payment for bunkers to the Sellers shall take place on delivery as the bunkers will remain the property of the Charterers and the relevant payment will be settled between the
Buyers and the Charterers on redelivery of the Vessel to the Buyers under and pursuant to the terms of the new charterparty.] / [The Vessel is to be delivered with Charter attached as per Clause 22, therefore bunkers shall remain property of the Charterer and there shall be no compensation hereunder.
The Buyers shall take over remaining ~~bunkers and~~ unused lubricating and hydraulic oils and greases in storage tanks and unopened drums and pay ~~either~~:
218 219

	(~~a)~~ *the actual net price (excluding barging expenses but including any discounts) as evidenced by invoices or vouchers; ~~or~~	220

	~~(b) *the current net market price (excluding barging expenses) at the port and date of delivery of the Vessel or, if unavailable, at the nearest bunkering port,~~	221 222

for the quantities taken over.

Sellers will advise estimated quantities [for bunkers and quantities] and prices for lubricating and hydraulic oils and greases remaining on board (the “ROBs”) five (5) days prior delivery. Buyers will have to remit enough funds for the Balance Funds payment, basis this estimate. Exact quantities of
ROBs to be measured and agreed jointly by both Buyers’ and Sellers’ representatives one (1) day prior intended date of Notice of Readiness for delivery with an allowance of consumption up to actual delivery. The final measurement sheet which shall be signed by both the Buyers’ and the Sellers’
representatives on board will serve as the basis for the total price to be paid by the Buyers for the
ROBs. Any extra amount shall be returned to the Buyers immediately post closing.
223

	Payment under this Clause shall be made at the same time and place and in the same currency as the Purchase Price.		224 225

"inspection" in this Clause 7, shall mean the Buyers' inspection according to Clause 4(a) or 4(b)
(Inspection), if applicable. If the Vessel is taken over without inspection, the date of this
Agreement shall be the relevant date.
			226 227 228

	*(a) and (b) are alternatives, delete whichever is not applicable. In the absence of deletions alternative (a) shall apply.		229 230

8.	Documentation		231
	The place of closing: Athens, Greece OR remotely via video conference.		232

(a) In exchange for payment of the Purchase Price the Sellers and the Buyers shall ~~provide~~ furnish each other ~~the~~ their respective ~~following~~ delivery documents to be mutually agreed and incorporated as an
Addendum to this Agreement. Signing of the Addendum shall not delay by any means and in any manner signing of the Agreement by both parties and payment of the Deposit.

In case of remote closing, original documents will be exchanged scanned between the Sellers and the
Buyers via e-mail. Signing of Protocol of Delivery and Acceptance to be effected against scanned copies of delivery documents. After completion of closing, both parties will dispatch the original documents to the other party's nominated address within 5 Banking days from the day of closing.

			233 234

	~~(i)~~
~~Legal Bill(s) of Sale in a form recordable in the Buyers’ Nominated Flag State,~~
~~transferring title of the Vessel and stating that the Vessel is free from all mortgages,~~
~~encumbrances and maritime liens or any other debts whatsoever, duly notarially attested~~
~~and legalised or apostilled, as required by the Buyers’ Nominated Flag State;~~
			235 236 237 238

	~~(ii)~~	~~Evidence that all necessary corporate, shareholder and other action has been taken by the Sellers to authorise the execution, delivery and performance of this Agreement;~~	239 240

	~~(iii)~~
~~Power of Attorney of the Sellers appointing one or more representatives to act on behalf~~
~~of the Sellers in the performance of this Agreement, duly notarially attested and legalised~~
~~or apostilled (as appropriate);~~
			241 242 243

	~~(iv)~~
~~Certificate or Transcript of Registry issued by the competent authorities of the flag state~~
~~on the date of delivery evidencing the Sellers’ ownership of the Vessel and that the~~
~~Vessel is free from registered encumbrances and mortgages, to be faxed or e-mailed by~~
~~such authority to the closing meeting with the original to be sent to the Buyers as soon as~~
~~possible after delivery of the Vessel.~~
			244 245 246 247 248

	~~(v)~~
~~Declaration of Class or (depending on the Classification Society) a Class Maintenance~~
~~Certificate issued within three (3) Banking Days prior to delivery confirming that the~~
~~Vessel is in Class free of condition/recommendation.~~
			249 250 251

	~~(vi)~~
~~Certificate of Deletion of the Vessel from the Vessel's registry or other official evidence of~~
~~deletion appropriate to the Vessel's registry at the time of delivery, or, in the event that~~
~~the registry does not as a matter of practice issue such documentation immediately, a~~
~~written undertaking by the Sellers to effect deletion from the Vessel's registry forthwith~~
~~and provide a certificate or other official evidence of deletion to the Buyers promptly and~~
~~latest within four (4) weeks after the Purchase Price has been paid and the Vessel has~~
~~been delivered.~~
			252 253 254 255 256 257 258

	~~(vii)~~
~~A copy of the Vessel's Continuous Synopsis Record certifying the date on which the~~
~~Vessel ceased to be registered with the Vessel's registry, or, in the event that the registry~~
~~does not as a matter of practice issue such certificate immediately, a written undertaking~~
~~from the Sellers to provide the copy of this certificate promptly upon it being issued~~
~~together with evidence of submission by the Sellers of a duly executed Form 2 stating~~
~~the date on which the Vessel shall cease to be registered with the Vessel's registry.~~
			259 260 261 262 263 264

	~~(viiI)~~	~~Commercial Invoice for the Vessel;~~	265

	~~(ix)~~	~~Commercial Invoice(s) for bunkers, lubricating and hydraulic oils and greases;~~	266

	~~(x)~~	~~A copy of the Sellers’ letter to their satellite communication provider cancelling the  Vessel’s communications contract which is to be sent immediately after delivery of the  Vessel;~~	267 268 269

	~~(xi)~~
~~Any such additional documents as may reasonably be required by the competent~~
~~authorities of the Buyers’ Nominated Flag State for the purpose of registering the Vessel,~~
~~provided the Buyers notify the Sellers of any such documents as soon as possible after the date of~~
~~this Agreement; and~~
			270 271 272 273

	~~(xii)~~	~~The Sellers’ letter of confirmation that to the best of their knowledge, the Vessel is not black listed by any nation or international organisation.~~	274 275

	~~(b) At the time of delivery the Buyers shall provide the Sellers with:~~		276

	~~(i)~~	~~Evidence that all necessary corporate, shareholder and other action has been taken by the Buyers to authorise the execution, delivery and performance of this Agreement; and~~	277 278

	~~(ii)~~
~~Power of Attorney of the Buyers appointing one or more representatives to act on behalf~~
~~of the Buyers in the performance of this Agreement, duly notarially attested and legalised~~
~~or apostilled (as appropriate).~~
			279 280 281

(c) If any of the documents listed in ~~Sub-clauses (a) and (b)~~ the Addendum as above are not in the English language they shall be accompanied by an English translation by an authorised translator or certified by a lawyer qualified to practice in the country of the translated language.
			282 283 284

(d) The Parties shall to the extent possible exchange copies, drafts or samples of the documents listed in ~~Sub-clause (a) and Sub-clause (b)~~ the Addendum as above for review and comment by
the other party not later than   (state number of days),or if left blank, nine (9) days prior to the Vessel’s intended date of readiness for delivery as notified by the Sellers pursuant to
Clause 5(b) of this Agreement.
			285 286 287 288 289

(e) Concurrent with the exchange of documents in ~~Sub-clauses (a) and (b)~~ the Addendum as above, the Sellers shall also hand to the Buyers the classification certificate(s) as well as all plans, drawings and manuals (excluding ISM/ISPS manuals), which are on board the Vessel. Other certificates which are on board the Vessel shall also be handed over to the Buyers unless the
Sellers are required to retain same, in which case the Buyers to have the right to take copies.
			290 291 292 293 294

(f) Other technical documentation which may be in the Sellers' possession shall promptly after delivery be forwarded to the Buyers at their expense, if they so request. The Sellers may keep the Vessel's log books but the Buyers to have the right to take copies of same.
			295 296 297

	(g) The Parties shall sign and deliver to each other a Protocol of Delivery and Acceptance confirming the date and time of delivery of the Vessel from the Sellers to the Buyers.		298 299

9.	Encumbrances		300

The Sellers warrant that the Vessel, at the time of delivery, is free from all ~~charters,~~ claims, encumbrances, mortgages and maritime liens or any other debts whatsoever, and is not subject to Port State or other administrative detentions. The Sellers hereby undertake to indemnify the
Buyers against all consequences of claims made against the Vessel which have been incurred prior to the time of delivery.
			301 302 303 304 305

10.	Taxes, fees and expenses		306

Any taxes, fees and expenses in connection with the purchase and registration in the Buyers'
Nominated Flag State shall be for the Buyers' account, whereas similar charges in connection with the closing of the Sellers' register shall be for the Sellers' account.
			307 308 309

11.	Condition on delivery		310

The Vessel with everything belonging to her shall be at the Sellers' risk and expense until she is delivered to the Buyers, but subject to the terms and conditions of this Agreement she shall be delivered and taken over as she was at the time of signing of this Agreement ~~inspection~~, fair wear and tear excepted.
			311 312 313

However, the Vessel shall be delivered [with the Charter,] free of cargo and free of stowaways with her
Class maintained without condition/~~recommendation~~*, free of average damage affecting the Vessel's class, and with her classification certificates and national certificates~~, as well as all other~~
~~certificates the Vessel had at the time of inspection,~~ valid and ~~unextended~~ without condition/~~recommendation~~* by the Classification Society or the relevant authorities at the time of delivery.
			314 315 316 317 318 319

"Inspection" in this Clause 11, shall mean the Buyers' inspection according to Clause 4(a) or
4(b) (Inspections), if applicable. If the Vessel is taken over without inspection, the date of this
Agreement shall be the relevant date.
			320 321 322

	*Notes and memoranda, if any, in the surveyor's report which are accepted by the Classification Society without condition/recommendation are not to be taken into account.	323 324

12.	Name/markings	325
	Upon delivery the Buyers undertake to change the name of the Vessel and alter funnel	326
	markings. The prefix “[●]” may not be retained under any circumstances.	327

13.	Buyers' default	328

Should the Deposit not be lodged in accordance with Clause 2(Deposit), the Sellers have the right to cancel this Agreement, and they shall be entitled to claim compensation for their losses and for all expenses incurred together with interest.
		329 330 331

Should the Purchase Price not be paid in accordance with Clause 3(Payment), the Sellers have the right to cancel this Agreement, in which case the Deposit together with interest earned, if any, shall be released to the Sellers. If the Deposit does not cover their loss, the
Sellers shall be entitled to claim further compensation for their losses and for all expenses incurred together with interest.
		332 333 334 335 336

14.	Sellers' default	337

Should the Sellers fail to give Notice of Readiness in accordance with Clause 5(b) or fail to be ready to validly complete a legal transfer by the Cancelling Date the Buyers shall have the option of cancelling this Agreement. If after Notice of Readiness has been given but before the Buyers have taken delivery, the Vessel ceases to be physically ready for delivery and is not made physically ready again by the Cancelling Date and new Notice of Readiness given, the
Buyers shall retain their option to cancel. In the event that the Buyers elect to cancel this
Agreement the Deposit together with interest earned, if any, shall be released to them immediately.
		338 339 340 341 342 343 344 345

Should the Sellers fail to give Notice of Readiness by the Cancelling Date or fail to be ready to validly complete a legal transfer as aforesaid they shall make due compensation to the Buyers for their loss and for all expenses together with interest if their failure is due to proven negligence and whether or not the Buyers cancel this Agreement.
		346 347 348 349

15.	Buyers' representatives	350
	After this Agreement has been signed by the Parties and the Deposit has been lodged, the Buyers have the right to place two (2) representatives on board the Vessel at their sole risk and expense.	351 352 353

These representatives are on board for the purpose of familiarisation and in the capacity of observers only, and they shall not interfere in any respect with the operation of the Vessel. The
Buyers and the Buyers’ representatives shall sign the Sellers' P&I Club’s standard letter of indemnity prior to their embarkation.
The Buyers shall pay $US20 (United States Dollars Twenty only) per day per person for their victualing/accommodation and separately the actual cost for the use of communication appliances on board.
		354 355 356 357

16.	Law and Arbitration	358

(a) *This Agreement shall be governed by and construed in accordance with English law and any dispute arising out of or in connection with this Agreement shall be referred to arbitration in
London in accordance with the Arbitration Act 1996 or any statutory modification or re-
enactment thereof save to the extent necessary to give effect to the provisions of this Clause.
		359 360 361 362

The arbitration shall be conducted in accordance with the London Maritime Arbitrators
Association (LMAA) Terms current at the time when the arbitration proceedings are commenced. The arbitrators shall be members of the London Maritime Arbitrators Association.
		363 364 365

The reference shall be to three arbitrators. A party wishing to refer a dispute to arbitration shall appoint its arbitrator and send notice of such appointment in writing to the other party requiring the other party to appoint its own arbitrator within fourteen (14) calendar days of that notice and
		366 367 368

stating that it will appoint its arbitrator as sole arbitrator unless the other party appoints its own arbitrator and gives notice that it has done so within the fourteen (14) days specified. If the other party does not appoint its own arbitrator and give notice that it has done so within the fourteen (14) days specified, the party referring a dispute to arbitration may, without the requirement of any further prior notice to the other party, appoint its arbitrator as sole arbitrator and shall advise the other party accordingly. The award of a sole arbitrator shall be binding on both Parties as if the sole arbitrator had been appointed by agreement.
		369 370 371 372 373 374 375

In cases where neither the claim nor any counterclaim exceeds the sum of US$100,000 the arbitration shall be conducted in accordance with the LMAA Small Claims Procedure current at the time when the arbitration proceedings are commenced.
		376 377 378

~~(b) *This Agreement shall be governed by and construed in accordance with Title 9 of the~~
~~United States Code and the substantive law (not including the choice of law rules) of the State~~
~~of New York and any dispute arising out of or in connection with this Agreement shall be~~
~~referred to three (3) persons at New York, one to be appointed by each of the parties hereto,~~
~~and the third by the two so chosen; their decision or that of any two of them shall be final, and~~
~~for the purposes of enforcing any award, judgment may be entered on an award by any court of~~
~~competent jurisdiction. The proceedings shall be conducted in accordance with the rules of the~~
~~Society of Maritime Arbitrators, Inc.~~
		379 380 381 382 383 384 385 386

~~In cases where neither the claim nor any counterclaim exceeds the sum of US$ 100,000 the~~
~~arbitration shall be conducted in accordance with the Shortened Arbitration Procedure of the~~
~~Society of Maritime Arbitrators, Inc.~~
		387 388 389

~~(c)* This Agreement shall be governed by and construed in accordance with the laws of~~
~~(state place) and any dispute arising out of or in connection with this Agreement shall be~~
~~referred to arbitration at   (state place),subject to the procedures applicable there.~~
		390 391 392

	*16(a), 16(b) and 16(c) are alternatives; delete whichever is not applicable. In the absence of deletions, alternative 16(a) shall apply.	393 394

17.	Notices	395
	All notices to be provided under this Agreement shall be in writing.	396

	Contact details for recipients of notices are as follows:	397

	For the Buyers: [●]	398

	For the Sellers: [●]	399

18.	Entire Agreement	400

The written terms of this Agreement comprise the entire agreement between the Buyers and the Sellers in relation to the sale and purchase of the Vessel and supersede all previous agreements whether oral or written between the Parties in relation thereto.
		401 402 403

Each of the Parties acknowledges that in entering into this Agreement it has not relied on and shall have no right or remedy in respect of any statement, representation, assurance or warranty (whether or not made negligently) other than as is expressly set out in this Agreement.
		404 405 406

19.
Any terms implied into this Agreement by any applicable statue or law are hereby excluded to the extent that such exclusion can legally be made. Nothing in this Clause shall limit or exclude any liability for fraud.

Confidentiality
All negotiations and eventual sale are to be kept strictly private and confidential between the parties involved except to whom information is required or requested to be disclosed by (i) any governmental, banking, taxation or other regulatory authority or similar body, or the rules of any relevant stock exchange; or (ii) pursuant to any applicable law or regulation; or iii) by any court of competent jurisdiction; and (iv) in connection with and for the purposes of any litigation, arbitration or other proceedings or dispute.
However, should, despite the efforts of the parties involved, details of the negotiation and/or sale become known or reported on the market, neither the Sellers nor the Buyers have a right to withdraw from the Agreement or to fail to fulfill all their obligations under the Agreement.
		407 408 409
20.

Sanctions Clause
(a) The following provisions shall apply where any sanction, prohibition, restriction, designation, blacklist or boycott is imposed on any specified persons, entities, bodies, vessels
(whether by reason of their trading history or otherwise), fleets, or cargo, including but not limited to the designation of any specified vessels or fleets under Applicable Law, United Nations
Resolutions, or trade or
economic sanctions, laws or regulations of the European Union, United States of America, United
Kingdom, Singapore, the Arab Boycott League, or any other national, international, or supranational state or entity (collectively, the “Sanctions”).

(b) Buyers and Sellers each warrant that at the date of entering into this Agreement and continuing until the Buyers have paid the Purchase Price in full and taken possession of the Vessel on delivery by the Sellers:

(i) Neither party (or any person, entity or body which directly or indirectly owns, controls or is otherwise affiliated to that party, or any person on whose behalf or under whose direction that party acts or assists) is subject to any of the Sanctions which would prohibit, render unlawful any performance under this Agreement, or which may otherwise expose the other party to a risk of the
Sanctions being imposed on it or have any connection with a Restricted Country or Restricted
Person;
(ii) Both Parties undertake that they shall not transfer, make use of or provide the benefits of any money, proceeds or services provided by or received to any Restricted Persons or conduct any business activity related to the Vessel or otherwise for which money, proceeds or services have been received from a Party with any Restricted Persons;
(iii) the Sellers are selling and the Buyers are purchasing the Vessel as principals and not as agent, trustee or nominee of any person with whom transactions are prohibited or restricted under sub-
clause (a);
(iv) The Sellers further warrant that the Vessel is not sanctioned, prohibited, restricted, designated, or blacklisted and is not and will not be chartered to any entity or transport any cargo contrary to the
Sanctions [and the Buyers hereby acknowledge that the Charter and the Charterer are both lawful and not in breach of this clause];
(c) If at any time any Party is in breach of warranty as aforesaid, the Party not in breach shall be entitled to terminate this Agreement forthwith, and/or to comply with the laws and regulations of any Governmental Authority to which that party or the Vessel is subject and follow any orders or
directions which may be given by any regulatory or administrative body, acting with powers to compel compliance.
(d) Buyers and Sellers shall be liable to indemnify the other party against any and all claims, including return of any Deposit or all or any part of the Purchase Price, losses, damage, costs and fines whatsoever suffered by the other party resulting from any breach of warranty as aforesaid and in accordance with this Agreement.

In this clause:
Restricted Countries means any country or territory that is either: (a) targeted with comprehensive country or territory-wide Sanctions from time to time, being, as at the date of this Agreement, the territories of Crimea, Donetsk and Luhansk and the countries of Iran, Cuba, Myanmar, North Korea,
Sudan and Syria and any additional countries based on respective sanctions being imposed by the
United States Treasury Departments Office of Foreign Assets Control (OFAC) or any of the regulative bodies referred to in the definition of Restricted Persons or (b) otherwise both (i) targeted with a
Sanctions regime; and (ii) notified by the Sellers to the Buyers as being a Restricted Country for the purposes of this Agreement (and which, as of the date of this Agreement, shall include Russia and
Libya).

Restricted Persons means Persons, entities or any other parties
(i) located, domiciled, resident or incorporated in Restricted Countries; and/or
(ii) subject to any Sanction administered by United States of America, the United Nations, the
European Union, the United Kingdom, Secreteriat for economic affairs of Switzerland (SECO), Greece and/or OFAC; and/or
(iii) owned or Controlled by or affiliated with Persons, entities, or any other parties as referred to in (a)
and (b) above.

Applicable Law means any law of the Flag State of the Vessel any other Governmental Authority, agency, court or other body over the matter in question, as in effect from time to time.

Control means, in respect of a Person, ownership of more than 50% of the voting share capital (or equivalent right of ownership) of such Person, or the power to direct its policies and management whether by contract or otherwise, and words such as Controlled and Controls shall be interpreted accordingly.

Governmental Authority means the Flag State of the Vessel, the Classification Society, and any
international, national, regional, state, municipal, local or other government, including any subdivision, agency, board, court, tribunal, department, commission or authority thereof, including any harbour, port or marine authority, or any quasi-governmental organisation therein having jurisdiction over the Sellers, the Buyers or the Vessel irrespective of whether any such entity is acting within its legal authority or not.

OFAC means the Office of Foreign Assets Control of the US Department of Treasury.

Person means any individual, company, corporation or other body corporate, partnership, firm, joint venture, association, trust, unincorporated association or bodies of persons or Governmental
Authority or other entity.

Anti-Corruption & Anti-money laundering

21. [22.
Sellers and Buyers each warrant and undertake to the other that in connection with this Agreement and the performance thereof, they will each respectively comply with any laws, regulations, rules, decrees and/or official government orders applicable to such party relating to anti-bribery or anti-
money laundering and that they shall each respectively take no action that would subject the other to fines or penalties under  such laws, regulations, rules or requirements. Buyers and Sellers each represent, warrant and undertake  to the other that they shall not, directly or indirectly: pay, offer, give or promise to pay or authorize the payment of, any monies or other things of value to: (i) a government official or an officer or employee of a government or any department, agency or instrumentality of any government; (ii) an officer or employee of a public international organization;
(iii) any person acting in an official capacity for or on behalf of any government or department, agency or instrumentality of such government or of any public international organization; (iv) any political party or official thereof, or any candidate for political office; or (v) any other person, individual or entity at the suggestion, request or direction or for the benefit of any of the above-
described persons and entities.

Subjects
The Vessel is under a time charterparty dated [●] (as amended or supplemented from time to time, the
“Charter”) entered into by and between the Sellers and Messrs. [●] (the “Charterer”) and a working copy of the Charter has been provided by Sellers to the Buyers by email.

The sale is subject to the Sellers’ having obtained in writing (email accepted) the consent of the
Charterer for the transfer of the Vessel to the Buyers, latest within Five (5) Banking Days after this
Agreement has been signed (the “Consent”). The Sellers, the Buyers and the Charterer will execute a novation agreement for the novation of the Charter on standard and reasonably acceptable terms, to take effect on the delivery of the Vessel latest by the receipt of five (5) days notice in accordance with clause 5 of this Agreement.]

For and on behalf of the Sellers	For and on behalf of the Buyers

Name:	Name:
Title:	Title:

ANNEX I

[●] – Sale excluded items